EXHIBIT 99.1

GSI Technology, Inc. Announces First Quarter of Fiscal Year 2027 Results

SUNNYVALE, Calif., July 30, 2026 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its first fiscal quarter ended June 30, 2026.

Summary Comments for First Quarter of Fiscal Year 2027 (all financial comparisons are to First Quarter of Fiscal Year 2026)

  Sentinel laboratory testing completed receiving favorable feedback from all parties, with GSI successfully delivering all planned technical milestones
  Smart City Phase I deployment remains on schedule for completion in November 2026
  Plato development remains on schedule for March 2027 tape-out
  Revenue of $6.3 million in-line with mid-point of guidance, flat with prior quarter and previous year, reflecting continued stability in SRAM revenue
  Increase in operating expense year-over-year is related to ongoing Plato chip design, with R&D offset from SBIR helping to reduce cash burn
  Quarter-end cash balance of $77.0 million strengthened through ATM proceeds and employee option exercises during the quarter

Lee-Lean Shu, Chairman and Chief Executive Officer, stated, "During the first quarter, we continued executing the next phase of our Edge AI strategy. Having validated Gemini-II’s exceptional performance-per watt, our focus has shifted to commercializing the technology. Throughout the quarter, we advanced our key proof-of-concept programs, including successfully completing the Sentinel laboratory phase, keeping our Smart City Phase I deployment on schedule, and initiating work under our U.S. Army Phase II SBIR program. We also successfully completed radiation testing on a standard commercial Gemini-II device, demonstrating that it continued to operate normally under radiation levels representative of harsh aerospace environments. Together, these initiatives advance our commercialization strategy by expanding the range of applications Gemini-II can address while positioning us for broader customer adoption."

Mr. Shu continued, "Looking ahead, our priorities remain clear: successfully completing our current proof-of-concept projects, expanding Gemini-II into adjacent applications, and delivering our AI-assisted SDK, which remains on track for release this September. The AI-assisted SDK is expected to significantly accelerate software development, simplify application deployment, and provide the foundation for working with a broader network of partners and system integrators. At the same time, Plato remains on schedule for tape-out in March 2027 and is expected to significantly expand our addressable market by enabling larger language models at the edge with power consumption below 10 watts. Supported by the continued strength of our SRAM business, we believe we are well positioned to execute our strategy and build long-term value for our shareholders."

Commenting on the outlook for GSI's second quarter of fiscal 2027, Mr. Shu stated, "Our current expectation for the second quarter of fiscal 2027 is for net revenues in the range of $5.7 million to $6.5 million, with gross margin of approximately 53% to 55%.”

First Quarter Fiscal Year 2027 Summary Financials

The Company reported net revenues of $6.3 million for the first quarter of fiscal 2027, compared to $6.3 million for the first quarter of fiscal 2026 and $6.3 million for the fourth quarter of fiscal 2026. Gross margin was 53.4% in the first quarter of fiscal 2027 compared to 58.1% in the first quarter of fiscal 2026 and 52.4% in the preceding fourth quarter of fiscal 2026. The year-over-year decrease in gross margin in the first quarter of fiscal 2027 was primarily due to product mix.

Below is a breakdown of the first quarter of fiscal 2027 sales compared to the first quarter of fiscal 2026 and the fourth quarter of fiscal 2026:

  KYEC represented $1.0 million, or 16.1% of net revenues, compared to $267,000, or 4.3% of net revenues, in the same period a year ago and $1.4 million, or 22.3% of net revenues, in the prior quarter.
  Cadence Designs Systems represented $465,000, or 7.4% of net revenues, compared to $1.5 million, or 23.9% of net revenues, in the same period a year ago, and no shipments in the prior quarter.
  Nokia represented $307,000, or 4.9% of net revenues, compared to $536,000, or 8.5% of net revenues, in the same period a year ago and $113,000, or 1.8% of net revenues, in the prior quarter.
  Military/defense sales were 31.3% of first-quarter shipments, compared with 19.1% in the comparable period a year ago and 45.7% in the prior quarter.

Total operating expenses in the first quarter of fiscal 2027 were $8.8 million, compared to $5.8 million in the first quarter of fiscal 2026 and $8.5 million in the prior quarter. Research and development expenses were $5.9 million, compared to $3.1 million in the prior-year period and $5.6 million in the prior quarter. The year-over-year increase in research and development expenses during the first quarter of fiscal 2027 was driven primarily by external design services related to the development of our next-generation Plato processor. The increase also reflects a lower offset from government funding under our SBIR programs, which totaled $336,000 this quarter compared with $543,000 in the prior-year period. Selling, general and administrative expenses were $2.9 million in the quarter ended June 30, 2026, compared to $2.7 million in the prior year quarter and $2.9 million in the previous quarter.

First quarter fiscal 2027 operating loss was $5.4 million compared to an operating loss of $2.2 million in the prior-year period and $5.2 million in the prior quarter. First quarter fiscal 2027 results included interest and other income of $517,000 and a tax benefit of ($76,000), compared to interest and other income of $13,000 and a tax provision of $54,000 for the same period a year ago and interest and other income of $408,000 and a tax provision of $24,000 in the prior quarter.

Net loss in the first quarter of fiscal 2027 was $4.8 million, or $(0.13) per diluted share, compared to a net loss of $2.2 million, or $(0.08) per diluted share, for the first quarter of fiscal 2026 and a net loss of $4.8 million, or $(0.13) per diluted share, for the fourth quarter of fiscal 2026.

Total first quarter pre-tax stock-based compensation expense was $887,000 compared to $341,000 in the comparable quarter a year ago and $823,000 in the prior quarter.

Cash flows for the quarter ended June 30, 2026 (in thousands of dollars):

Cash and cash equivalents as of March 31, 2026	$67,212
Net cash used in operating activities	(3,858)
Net cash used by investing activities	(358)
Net cash provided by financing activities	14,049
Cash and cash equivalents as of June 30, 2026	$77,045

The increase in cash and cash equivalents as of June 30, 2026, primarily reflects net proceeds of $9.3 million from the sales of stock through the ATM, and $4.8 million in proceeds from employee stock option exercises. Cash used in operating activities includes spending for the development of Plato and commercialization of Gemini-II.

On June 30, 2026, the Company had $77.0 million in cash and cash equivalents, compared to $67.2 million at March 31, 2026. Working capital was $80.0 million as of June 30, 2026, versus $70.0 million at March 31, 2026. Stockholders’ equity as of June 30, 2026, was $91.9 million, compared to $81.8 million as of the fiscal year ended March 31, 2026.

Conference Call

Management will conduct a conference call to review the Company's financial results for the first quarter of fiscal year 2027, and its current outlook for the second quarter of fiscal 2027 at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time) today.

To participate in the call, please dial 1-877-407-3982 in the U.S. or 1-201-493-6780 for international approximately 10 minutes prior to the above start time and provide Conference ID 13761498. The call will also be streamed live via the internet at www.gsitechnology.com.

A replay will be available from July 30, 2026, at 7:30 p.m. Eastern Time through August 6, 2026, at 11:59 p.m. Eastern Time by dialing 1-844-512-2921 in the U.S. or 1-412-317-6671 for international and providing Access ID 13761498. A webcast of the call will be archived on the Company’s investor relations website under the Events and Presentations tab.

About GSI Technology

GSI Technology is at the forefront of the AI revolution with our groundbreaking APU technology, designed for unparalleled efficiency in billion-item database searches and high-performance computing. GSI’s innovations, Gemini-I® and Gemini-II®, offer scalable, low-power, high-capacity computing solutions that redefine edge computing capabilities.

GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. These forward-looking statements include, among others, statements regarding our product roadmap and commercialization milestones for Gemini-II and Plato; the timely development and release of our AI-assisted SDK and market adoption of related tools; our pursuit of initial design wins in defense and select commercial edge deployments; the timing and successful completion of proof-of-concept programs, including our Smart City Phase I deployment; anticipated benefits from government proof-of-concept engagements and related funding, including under our SBIR programs; our expectations regarding future revenue and gross margin, including the guidance provided for our second quarter of fiscal 2027, demand for our SRAM solutions, and customer mix; and the interpretation and applicability of third-party benchmark results and energy/performance characteristics of our products. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the risk that proof-of-concepts, pilot programs, or benchmark validations do not translate into design wins, purchase orders, or revenue, including with respect to our defense and aerospace-related programs such as our Sentinel and radiation testing initiatives; the comparability and generalizability of third-party benchmark results and energy/performance metrics across different configurations and use cases; intensive competition; the availability, timing and continuity of government funding opportunities; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology (including Gemini-II and Plato) and the establishment of new markets and customer and partner relationships for the sale of such products; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant SRAM products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, economic and geopolitical conditions, such as changing interest rates, worldwide inflationary pressures, policy unpredictability, the imposition of tariffs and other trade barriers, military conflicts, particularly in relation to Taiwan, and challenges in the global economic environment. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Contacts:

Investor Relations:

Hayden IR
Kim Rogers
385-831-7337
kim@haydenir.com

Media Relations:

Finn Partners for GSI Technology
Ricca Silverio
415-348-2724
gsi@finnpartners.com

Company:

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2026	2026	2025

Net revenues	$6,312	$6,319	$6,283
Cost of goods sold	2,943	3,008	2,632

Gross profit	3,369	3,311	3,651

Operating expenses:

Research & development	5,899	5,625	3,097
Selling, general and administrative	2,855	2,894	2,730
Total operating expenses	8,754	8,519	5,827

Operating income (loss)	(5,385)	(5,208)	(2,176)

Interest and other income, net	517	408	13

Income (loss) before income taxes	(4,868)	(4,800)	(2,163)
Provision for income taxes	(76)	24	54
Net income (loss)	($4,792)	($4,824)	($2,217)

Net income (loss) per share, basic	($0.13)	($0.13)	($0.08)
Net income (loss) per share, diluted	($0.13)	($0.13)	($0.08)

Weighted-average shares used in
computing per share amounts:

Basic	37,346	36,294	26,967
Diluted	37,346	36,294	26,967

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	June 30,	March 31,	June 30,
	2026	2026	2025

Cost of goods sold	$70	$68	$44
Research & development	260	346	(62)
Selling, general and administrative	557	409	359
	$887	$823	$341

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2026	March 31, 2026
Cash and cash equivalents	$77,045	$67,212
Accounts receivable	2,507	4,237
Inventory	4,542	4,079
Other current assets	5,698	3,659
Net property and equipment	1,126	883
Operating lease right-of-use assets	7,933	8,264
Other assets	9,679	9,619
Total assets	$108,530	$97,953

Current liabilities	$9,801	$9,196
Long-term liabilities	6,824	6,996
Stockholders' equity	91,905	81,761
Total liabilities and stockholders' equity	$108,530	$97,953